Exhibit 1.01

Regal Beloit Corporation
Conflict Minerals Report
For the Year Ended December 31, 2019

This Conflict Minerals Report (the “Report”) of Regal Beloit Corporation (the “Company,” “we,” “Regal,” “us,” “our”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Rule”), for the reporting period January 1, 2019 to December 31, 2019.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the conflict minerals specified in the Rule are intentionally added and necessary to the functionality or production of those products. Conflict Minerals are defined in section 13(p) as (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or any adjoining country that shares an internationally recognized border with the DRC. The specified minerals, which we collectively refer to in this Report as the “3TGs,” are gold, tantalum, tin and tungsten, respectively. The “Covered Countries” for the purposes of this Report are the DRC and the adjoining countries. As described in this Report, during the reporting period between January 1, 2019 and December 31, 2019, certain of the Company’s operations manufactured, or contracted to manufacture, products for which the 3TGs are intentionally added and necessary to the functionality or production.

Cautionary Statement

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this Report may be forward-looking statements, including statements relating to our compliance efforts and expected actions identified under the “Process Improvement Considerations” section of this Report. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “expect,” “intend,” estimate,” “forecast,” “anticipate,” “believe,” “should,” “project,” or “plan” or the negative of these terms or other similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the continued financial and operational impacts of and uncertainties relating to the COVID-19 pandemic on us and our customers and suppliers and the geographies in which we operate; uncertainties regarding our ability to execute our restructuring plans within expected costs and timing; actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, drives and controls, power generation and power transmission industries; our ability to develop new products based on technological innovation, such as the Internet of Things, and marketplace acceptance of new and existing products, including products related to technology not yet adopted or utilized in certain geographic locations in which we do business; fluctuations in commodity prices and raw material costs; our dependence on significant customers; risks associated with global manufacturing; issues and costs arising from the integration of acquired companies and businesses and the timing and impact of purchase accounting adjustments; our overall debt levels and our ability to repay principal and interest on our outstanding debt; prolonged declines in one or more markets we serve, such as heating, ventilation, air conditioning, refrigeration, power generation, oil and gas, unit material handling or water heating; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, government policies, including policy changes affecting taxation, trade, tariffs, immigration, customs, border actions and the like, and other external factors that we cannot control; product liability and other litigation, or claims by end users, government agencies or others that our products or our customers’ applications failed to perform as anticipated, particularly in high volume applications or where such failures are alleged to be the cause of property or casualty claims; unanticipated liabilities of acquired businesses; unanticipated adverse effects or liabilities from business exits or divestitures; unanticipated costs or expenses we may incur related to product warranty issues; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; effects on earnings of any significant impairment of goodwill or intangible assets; losses from failures, breaches, attacks or disclosures involving our information technology infrastructure and data; cyclical downturns affecting the global market for capital goods; and other risks and uncertainties including but not limited to those described in “Item 1A-Risk Factors” of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2020, in “Item 1A-Risk Factors” of our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2020, and from time to time in other filed reports. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this Report are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

Summary

Through our Reasonable Country of Origin Inquiry (“RCOI”) and due diligence efforts, we identified thirteen (13) smelters and/or refiners (“SORs”) as either sourcing Conflict Minerals from the Covered Countries or giving us reason to believe they are sourcing Conflict Minerals from the Covered Countries. Each of those 13 smelters is recognized as conformant with the Responsible Minerals Assurance Process (“RMAP”). The following sections describe in detail our RCOI, our due diligence framework, and the results of our due diligence efforts.

Company Overview

We are a global manufacturer of electric motors and controls, electric generators and controls, and mechanical motion control products.

Description of the Company’s Products Covered by this Report

This Report relates to products: (i) for which the 3TGs are intentionally added and necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2019.

These products, which are referred to in this Report collectively as the “Covered Products,” are the following:

1.	Electric motors and controls (may contain tin and tin and gold respectively)
2.	Electric generators and controls (may contain tin and tin and gold respectively)
3.	Gear reducers (may contain tin)
4.	Electronic switchgears (may contain tin and gold)
5.	Actuators (may contain tin, gold, tantalum and tungsten)
6.	Servo systems (may contain tin, gold, tantalum and tungsten)
7.	Conveyor systems (may contain tin, gold, tantalum and tungsten)
8.	Power transmission products including gearboxes, transfer cases, transmissions, worm gears and other gears (may contain tin)
9.	Loadbanks (may contain tin, gold, tantalum and tungsten)
10.	Other electrical/electronic components (may contain tin, gold, tantalum and tungsten)

Reasonable Country of Origin Inquiry

Our supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between us as the manufacturer of the Covered Products and the original sources of 3TGs. In this regard, we do not typically purchase Conflict Minerals directly from mines, smelters or refiners. We must therefore rely on our suppliers to provide information regarding the origin of 3TGs that are included in the Covered Products. Moreover, we believe that the smelters and refiners of the 3TGs are best situated to identify the sources of 3TGs, and therefore have taken steps to identify the applicable smelters and refiners of 3TGs in our supply chain.

To determine whether 3TGs necessary to our products originated in the Covered Countries, we retained a third-party service provider to assist us in reviewing and surveying our supply chain. We believe that we conducted a good faith reasonable country of origin inquiry (“RCOI”) to provide a reasonable basis for us to determine whether we source 3TGs from the Covered Countries. This good faith RCOI was designed to determine whether any of the 3TGs originated in the Covered Countries and whether any of the 3TGs may be from recycled or scrap sources. We are utilizing the supplier engagement approach outlined by the Responsible Minerals Initiative (“RMI”), including the utilization of their Conflict Minerals Reporting Template version 5.11 and higher (“CMRT”).

As the first step in our RCOI, we determined which of our products would most likely contain the 3TGs. After review, it was decided that substantially all of the products that we manufacture are Covered Products. Using our supply chain data systems, we refined our list of suppliers by filtering out service providers, indirect materials suppliers, and inactive suppliers. We further refined this list to filter out suppliers who, based on our knowledge of our parts, supply us with parts that do not contain any 3TGs. Based on these steps, we identified 1146 direct suppliers as in-scope for our 2019 RCOI. When key contact information for in-scope suppliers was not available in our systems, we initiated a process to gather that information.

Once supplier contact information was obtained, that information as well as the applicable part information was uploaded into our third-party service provider’s web-based compliance tool. We then conducted the supplier survey portion of the RCOI. Our in-scope suppliers were contacted via our third-party provider’s Software as a Service (“SaaS”) platform that enables its users to complete and track supplier communications, and request that suppliers complete and upload a CMRT directly to the platform for assessment and management for the products they provide to us. Included in the supplier requests was a link to our Conflict Minerals Policy (“Policy”) to reinforce our commitment to sourcing responsibly and to make clear the responsibility of each of our suppliers to support us to fulfill this commitment.

As indicated in our Policy, we require suppliers to provide their Conflict Minerals information using the CMRT. To provide suppliers flexibility, we allowed them to provide their responses to the CMRT by submitting their completed CMRT via e-mail or by uploading the CMRT directly to our service provider’s software portal.

During our review and analysis of the submitted CMRTs, it was clear that many suppliers erroneously assumed that the country of operation of the smelter as listed in the CMRT was the country of origin of the Conflict Minerals. This led to incorrect and inconsistent responses to many of the questions in the submitted CMRTs.

Supplier communications were tracked and all non-responsive suppliers were contacted a minimum of four times. Our third-party service provider also included automated data validation on all submitted CMRTs. The goal of this step is to increase the accuracy and validity of submission and identify contradictory answers. Any invalid responses were flagged and those suppliers were contacted and encouraged to resubmit a valid form. As of May 6, 2020, 62.4% of our in scope suppliers submitted a valid CMRT. All final CMRT submissions were then reviewed to identify smelters or refiners in our supply chain which was then cross-referenced with the RMI data in order to conduct the RCOI. The overall supplier response rate to our RCOI was approximately 62.5%.

Conflict Minerals Policy

We developed our Policy and initially published it on our website in April 2013. Our Policy can be viewed at http://investors.regalbeloit.com/investors/corporate-governance/integrity-and-compliance/default.aspx. Further, Regal supports conflict-free minerals trade in the DRC and Covered Countries and will not avoid sourcing from conflict-free organizations in the region.

Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”). We utilize all five steps of the OECD Guidance for downstream companies.

Establish Strong Company Management Systems

Control Systems

Regal is committed to sourcing conflict-free minerals from the DRC and Covered Countries, and as such, we have communicated our Policy to our suppliers and customers. Our Policy was provided to suppliers during our RCOI process. Our Policy is provided to customers requesting Conflict Minerals information.  This Policy is publicly available on our website as discussed above.

In addition to our efforts directly related to Conflict Minerals, Regal maintains a strong company commitment to conducting business in an ethical manner as detailed in our Code of Business Conduct & Ethics as well as our Global Anti-Corruption Policy, both of which are also available on our website (http://investors.regalbeloit.com/investors/corporate-governance/integrity-and-compliance/default.aspx). These documents detail how we conduct our business.

Internal Team

Consistent with the OECD Guidance, we formed an internal team tasked with supporting supply chain due diligence.  This team consists of vice presidents from the following functional groups: Legal, Supply Chain, Technology, and Environmental, Health, Safety and Sustainability (EHSS).  Additional members of the committee included the Director of Supplier Quality and Development and our materials compliance manager.

Supplier Engagement

We utilized the RMI’s RMAP as a compliance standard for upstream due diligence. We have implemented an RCOI process. As a part of Regal’s Standard Terms and Conditions of Purchase, companies selling products to Regal are required to implement a policy regarding conflict minerals, to exercise due diligence in investigating the source of these minerals, and to respond in a timely manner to Regal’s requests for evidence of their compliance with these requirements.  Conflict minerals compliance is also included as a requirement in our Supplier Quality Manual.  Conflict minerals compliance process and documentation review are requirements of our Supplier Audit Assessment and Production Part Approval Process.

Grievance Mechanisms

We have an Integrity Alert line through which suppliers, customers, company employees or any interested stakeholder can communicate their thoughts, concerns and grievances regarding Conflict Minerals or, more generally, any of our business practices.  A link to our Integrity Alert Line is available here. (http://investors.regalbeloit.com/investors/corporate-governance/integrity-and-compliance/default.aspx)

Maintain Records

All responses from suppliers and source smelters are recorded and stored for a minimum of five years.

Identify and Assess Risk in the Supply Chain

For upstream due diligence, we have adopted the processes and protocols of the RMAP. Risks are identified automatically in our third-party provider’s system based on criteria established for supplier responses in the system. The primary risk that we identified with respect to reporting year 2019 was with respect to the nature of the responses we received. A large number of the responses we received provided data at a company or divisional level.

We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Our third-party provider compared the facilities listed in the responses to the list of smelters and refiners maintained by the RMI and, if a supplier indicated that the facility was certified as “Conflict-Free,” confirmed that the name was listed by the RMI. As of May 6, 2020, we have identified 307 legitimate smelters or refiners and are working to validate the additional smelter/refiner entries from the submitted CMRTs. Due to the provision of primarily company-level CMRTs, we cannot definitively determine their connection to our products.

We believe that all 3TGs “necessary to the functionality of the products” have been identified, the suppliers of those 3TGs have been identified, and smelter data has been collected from those that responded to our RCOI. Responses provided by suppliers have undergone a review for accuracy.

Design and Implement a Strategy to Respond to Identified Risks

We have implemented a plan to report Conflict Minerals findings to Robert J. Rehard (the “CFO”), Vice President, Chief Financial Officer, who is the member of senior management appointed for this role. A process has been adopted to aggregate and update the list of smelters. Furthermore, a process has been adopted to review supplier responses, follow up with delinquent suppliers, and update supplier information. A risk management process has been adopted that manages smelters that cannot provide country of origin information, identifies red-flag smelters, tracks and records compliance information for individual smelters, and communicates these results back to the CFO. We require new suppliers to complete a CMRT as part of becoming an approved supplier to Regal Beloit.

Carry out an Independent Third Party Audit of Refiner’s Due Diligence Practices

We have utilized the risk management and due diligence processes of the RMAP and the RMAP’s independent third party audit process performed on smelters that source from the Covered Countries. This includes other programs accepted by the RMAP, including the certification processes of the London Bullion Market Association (LBMA), The Responsible Jewellery Council (RJC), and the Tungsten Industry - Conflict Minerals Council (TI-CMC). To be identified as conflict free, we require smelters to be compliant with the requirements of the RMAP if they are sourcing from the Covered Countries.

Report on Supply Chain Due Diligence

In accordance with the OECD Guidance and the Conflict Minerals Rule, this Conflict Minerals Report is also available on our website ( http://investors.regalbeloit.com/investors/financial-information/sec-filings/default.aspx). Through our participation with the RMI, we encouraged smelters or refiners to participate in the RMI Responsible Minerals Assurance Process. Any smelters or refiners that were reported by our suppliers who were not part of the RMAP were also contacted directly to encourage them to participate in the RMAP.

 Due Diligence Results

For all responses that indicated a smelter, our third-party provider compared the facilities listed to the list of smelters maintained by the RMI. If a supplier indicated that the facility was certified as "Conflict-Free," our vendor confirmed that the name was listed by the RMI as a validated conflict-free smelter. As of May 6, 2020, we have identified 307 smelters or refiners that were reported by our suppliers via the CMRT. Annex I lists, to the best of our knowledge, the majority of the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Annex I any smelters or refiners that we have not been able to validate. Annex II includes an aggregate list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and the RMI.

Based on the smelter list provided by suppliers via the CMRTs and publicly available information, we have identified 235 smelters that are deemed RMAP Conformant - this indicates these smelters or refiners are conformant with the RMAP assessment protocols. There are seven (7) more smelters or refiners that are deemed RMAP Active - smelters and refiners on the Active list have committed to undergo a RMAP audit or are participating in one of the cross-recognized certification programs: LBMA Responsible Gold Certification or Responsible Jewellry Program Chain-of-Custody Certification. There are an additional seven (7) smelters or refiners that are deemed non-conformant. The remaining 72 smelters listed have not yet been confirmed as Conflict-Free. We have assessed these facilities and determined that most of these are of low risk due to their geographic location.

All of the 13 smelters either identified as sourcing conflict minerals from Covered Countries or those which Regal Beloit has reason to believe source conflict minerals from the Covered Countries were compliant with the RMAP assessment.

Risk Mitigation Process

The following is an outline of the process we have developed and are currently working relative to the suppliers who have indicated that red flag smelters are in their supply chains and thus Regal’s.

•
Since the suppliers provided company or divisional level information during our RCOI rather than part specific information, we will conduct a review of engineering drawings and material specifications and conduct chemical analysis as appropriate to identify which if any of the parts supplied by the suppliers contain gold. If described information is inconclusive, engage with the supplier to confirm the presence of gold in accordance with the requirements of the SEC rules, in the parts being supplied to Regal.

•	For parts where gold is confirmed intentionally added and necessary to functionality, request smelter information specific to the gold or tin used in those parts.

•
If the smelters so identified are linked to the gold used in the parts, ensure that suppliers are actively trying to remove these smelters from their supply chains and will communicate with Regal the results of their activities.

•
For suppliers failing to actively remove or failing to communicate their progress to remove these smelters from their supply chains, Regal will initiate further escalation steps with the supplier up to removing these suppliers from our supply chain.

Facility and Mine Information

Based on the information provided by our suppliers and our own due diligence efforts, we believe that, to the best of our knowledge, the majority of the smelters that may have been used to process the Conflict Minerals in our products include the smelters listed in Annex 1 below.  Information regarding the mines from which minerals processed at these smelters were sourced is not always publicly available and was not disclosed by these smelters. Accordingly, we are not able to identify with certainty all of the countries of origin of the conflict minerals processed at the indicated smelters.

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Regal Beloit Corporation.  A number of factors could introduce errors or otherwise affect our conclusion.  These factors include, but are not limited to the following:

1.	Gaps in supplier data
2.	Gaps in knowledge of the chemistry of the component parts and materials provided by suppliers
3.	Gaps in smelter data and the source of their conflict minerals
4.	Errors or omissions in survey responses provided by suppliers
5.	Errors or omissions by smelters
6.	Gaps in supplier education and knowledge
7.	Supplier uncertainty regarding country of operation of the smelter and/or refiner versus country of origin of the conflict minerals
8.	Not all instances of conflict minerals necessary to the functionality or production of our Covered Products were identified
9.	Timeliness of data
10.	Public information not discovered during a reasonable search
11.	Errors in public data
12.	Language barriers and translation
13.	Supplier and smelter unfamiliarity with the protocol relating to the Rule
14.	Oversights or errors in conflict free smelter audits
15.	DRC-sourced materials being declared secondary materials
16.	Companies going out of business in 2019
17.	Certification programs not being equally advanced for all industry segments and metals
18.	Smuggling of DRC conflict minerals to countries beyond the Covered Countries

Process Improvement Considerations

We intend to take the following steps to improve our processes surrounding conflict minerals to further mitigate any risk that the necessary conflict minerals in our Covered Products could benefit armed groups in the Covered Countries:

1.
Engage with suppliers and direct them to training resources to attempt to increase the response rate and to improve the quality of the content of suppliers’ conflict minerals information, especially smelter information.

2.	Identify those suppliers who do not have a conflict minerals program and work with the suppliers to set up a program.
3.
Engage with suppliers to encourage them to implement responsible sourcing and to have them encourage smelters and refiners to obtain a “conflict-free” designation from an independent third-party auditor.

4.
For suppliers found to be using smelters sourcing from, or for which we have reason to believe are sourcing from, the Covered Countries and who are not conformant with the requirements of the RMAP, we encourage them to use RMAP compliant smelters.

5.
Expand our knowledge of the chemistry of the component parts and materials contained in our Covered Products by conducting chemical analysis and/or requesting specific chemical information from our suppliers on each component part or material used in the Covered Products to further identify those suppliers providing conflict minerals and their derivatives. To date we have conducted analysis of over 20,000 materials used in over 8,500 component parts.

Annex I

List of Smelters and Refiners Identified in Regal Beloit Corporation’s Supply Chain

Subject Mineral	Standard Smelter Name	Country
Gold	8853 S.p.A.	ITALY
Gold	Abington Reldan Metals, LLC	UNITED STATES
Gold	Advanced Chemical Company	UNITED STATES
Gold	African Gold Refinery	UGANDA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Métaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZE	UNITED ARAB EMIRATES
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Geib Refining Corporation	UNITED STATES
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA

Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	HeeSung	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Morris and Watson Gold Coast	AUSTRALIA

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Pease & Curren	UNITED STATES
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox S.A.	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	Republic Metals Corporation	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES
Gold	Safimet S.p.A	ITALY
Gold	SAFINA A.S.	CZECH REPUBLIC
Gold	Sai Refinery	INDIA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyería Platería S.A.	SPAIN
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Shangdong Humon Smelting Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiTech	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Tony Goetz NV	BELGIUM
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA, REPUBLIC OF

Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Universal Precious Metals Refining Zambia	ZAMBIA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Power Resources Ltd.	MACEDONIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Tiga Sekawan	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM
Tin	EM Vinto	BOLIVIA
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	Pongpipat Company Limited	MYANMAR
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA

Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIETNAM
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY

Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Moliren Ltd	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Annex II

List of Countries of Origin for Subject Minerals

This list of potential countries of origin is populated based on publicly available information, our RCOI and due diligence. It is important to note that this is also based on company level responses and therefore, it is not certain which of these countries of origin can be linked to our products.

Afghanistan, Albania, Angola, Argentina, Armenia, Australia, Austria, Belarus, Belgium, Bermuda, Bolivia, Brazil, Bulgaria, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Czech Republic, Djibouti, Dominican Republic, DRC or an adjoining country (Covered Countries), Ecuador, Egypt, England, Estonia, Ethiopia, Finland, France, Germany, Ghana, Guinea, Guyana, Hungary, India, Indonesia, Ireland, Israel, Italy, Ivory Coast, Japan, Kazakhstan, Kenya, Kyrgyzstan, Laos, Liberia, Lithuania, Luxembourg, Madagascar, Malaysia, Mali, Mauritania, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Zealand, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Republic, Republic Of Korea, Russian Federation*, Rwanda, Saudi Arabia, Sierra Leone, Singapore, Slovakia, Slovenia, South Africa, Spain, Sudan, Suri, Suriname, Sweden, Switzerland, Tanzania, Thailand, Turkey, Uganda, United Arab Emirates, United Kingdom, USA, Uzbekistan, Viet Nam, Zambia, Zimbabwe

* Information from suppliers CMRTs identified JSC Ekaterinburg Non-Ferrous Metal Processing Plant (“JSC Ekaterinburg”) as a potential source of metals used by the Company’s third-party suppliers. JSC Ekaterinburg is owned by a sanctioned Russian party. The Company does not knowingly source metals directly or indirectly from sanctioned countries or parties, does not conduct transactions with sanctioned countries or parties, and has robust economic sanctions screening procedures designed to prevent business with sanctioned countries or parties before it occurs. To the extent the Company might have knowingly received metals from JSC Ekaterinburg, these materials would have been substantially transformed before being sold to the Company or otherwise incorporated into finished products.